                              MANAGEMENT AGREEMENT

         THIS AGREEMENT, made as of the 12 day of November, 1999, is between Owner (hereinafter named), and BMC-The Benchmark Management Company, a Texas corporation doing business as Benchmark Golf (hereinafter called "Operator"):

                              W I T N E S S E T H:

         WHEREAS, Owner proposes to provide the first-class golf club and conference center known as Newport Golf Club & Conference Center whose Site is located at 16401 Country Club Drive, Houston, Texas (hereinafter referred to and defined as the "Project"); and

         WHEREAS, Owner desires to obtain the benefits of Operator's expertise in the management and operation of the Project, and Operator desires to provide its management upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Owner and Operator agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 BASE FEE. The Base Fee of SEVEN THOUSAND DOLLARS ($7,000.00) per month, or pro rata portion thereof. The Base Fee shall be adjusted annually according to the increase in the Consumer Price Index, mutually agreeable to both parties.

         1.2 BUDGETS. An estimate of income, revenues and expenditures (including capital expenditures and replacements) approved by Owner pursuant to Paragraph 4.3 below.

         1.3 BUILDINGS. The buildings and improvements to be located on the Project, including locker room, pro shop, golf cart storage and maintenance area, restaurant, bar, and other public rooms, recreational facilities, landscaped grounds and other facilities necessary for the operation of a first-class golf club and conference center, together with all fixtures and equipment necessary for the efficient operation of the buildings and other improvements, including without limitation, heating, air conditioning, lighting, sanitation, laundry, refrigeration, kitchen, and other similar fixtures and equipment.


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


         1.4 EXECUTIVE COMMITTEE MEMBERS. The members of this committee shall be the general manager, head golf professional, golf course superintendent, marketing manager, and food & beverage manager, or any positions mutually agreed upon between Owner and Operator. Owner will have the right to approve the general manager, head golf professional, golf course superintendent and food & beverage manager or require their removal if such request is for cause which directly affects his ability to operate the Project, or maintain the Project's image in the community. Owner will have the right to attend Executive Committee meetings.

         1.5 FISCAL YEAR. The year ending December 31, which is the fiscal year established by Owner for the Project.

         1.6      FURNISHINGS AND EQUIPMENT.

                  (a)      The Operating Equipment;

                  (b) All furniture, furnishings and specialized golf course equipment;

                  (c)      Office furniture and equipment.

         1.7 GROSS REVENUES. Income derived from aggregate sales to unaffiliated as well as affiliated customers of all products and services offered at the Project, including annual golf contract fees and trail fees, food and beverage sales, guest privilege fees, service charges, golf operations and other user fees, and other revenues; but, excluding:

                  (a) revenues from sales of goods or services by concessionaires;

                  (b) sales and use taxes or other similar impositions collected directly from customers or included as the sales price of any goods or services;

                  (c) revenues from the sale of disposition of capital assets;

                  (d) proceeds from financings or refinancings; (e) sales allowances, discounts, rebates and adjustments;

                  (f) golf revenue derived from the annual charity event held one day each year on behalf of the Boys and Girls Harbor.

         1.8 INCENTIVE FEE. Twenty percent (20%) of Net Operating Income over approved operating budget for calendar year 2000 (attached hereto as Exhibit "C"), or pro rata portion thereof, if applicable. For each of the years two through five, the incentive Fee shall be 20% of net operating income over each prior year. In each of years six through ten, the Incentive Fee shall be 15% of the increased net operating income over the four-year average actual net operating income for contract years two through five. The Incentive Fee will be calculated annually and paid to Operator within thirty (30) days of the presentation of final year-end financial statements.

         1.9 INCOME BEFORE FIXED CHARGES. For any period, the sum of Gross Revenues and business interruption insurance proceeds less all direct expenses but before Replacement Reserves, depreciation and amortization, property and liability insurance, interest, real estate and personal property taxes, and any state or federal income taxes.

         1.10 NET OPERATING INCOME. For any period, the sum of Gross Revenues and business interruption insurance proceeds less all direct and undistributed operating expenses but before Base Fee, Incentive Fees, Replacement Reserves, depreciation and amortization, property and liability insurance, interest, real estate and personal property taxes, and any state or federal income taxes.

         1.11 OPERATING EQUIPMENT. All chinaware, glasses, utensils, silverware and uniforms necessary for the operation of the Project.

         1.12 OPERATING SUPPLIES. Supplies, cleaning materials, food and beverages, and other consumable items.

         1.13 OPERATING YEAR. A twelve-month year of operation under this Agreement.

         1.14 OWNER. Rampart Properties Corporation, a wholly owned subsidiary of Rampart Capital Corporation.

         1.15 OWNERS MEETING. There will be a quarterly meeting between the Owner, the Operator's Home Office representatives and the appropriate members of the Project's Executive Committee. At the quarterly meeting, the agenda will consist of review of financial performance, ninety (90) day forecasts, review of marketing strategies, reviews and status of all capital projects, capital planning sessions and any matters relevant to management and operation of the Project.


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


         1.16 PROJECT. The Buildings, the Site, the Furnishings and Equipment, together with all entrances, exits, rights of ingress and egress, riparian rights, easements and appurtenances thereunto belonging or appertaining to the property known as Newport Golf Club & Conference Center.

         1.17 REPLACEMENT EXPENDITURES. Unless otherwise specified by the Budget, the amount of Replacement Expenditures during a fiscal year will be:




                  YEAR OF OPERATION         PERCENT OF GROSS SALES
                  -----------------         ----------------------
                             1                    2 percent
                             2                    3 percent
                             3                    4 percent
                             4                    5 percent


         1.18 SITE. A tract of real property described in Exhibit A and A-1 attached hereto on which the Buildings, golf course and nine expansion golf holes are located.

         1.19 TERM. The original term shall be five (5) years commencing on January 1, 2000, and Operator shall have the right as set forth in Article III to renew the term for five (5) years.

         1.20 TERM OF THIS AGREEMENT. The phrase "Term of this Agreement" as used herein shall mean the original term and any renewal or renewals thereof then in effect in accordance with the provisions of Article III.

         1.21 UNIFORM SYSTEM. A Uniform System of Accounts for Hotels, as revised from time to time and approved by The American Hotel and Motel Association. Accounting terms used in this Agreement have the meanings given them in the Uniform System and must conform to Generally Accepted Accounting Principles ("GAAP").

                                   ARTICLE II

                                  OWNER'S TITLE

Owner represents and warrants as follows:

         (a) Owner is the fee simple owner of the Project and has full power and authority to enter into this Agreement.

         (b) The Project is used as a golf club and conference center and all necessary


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


governmental and other permits and approvals which Owner is required to obtain under the terms of this Agreement for such use has been obtained and are in full force and effect.

                                   ARTICLE III

                                TERM OF AGREEMENT

         3.1 RENEWALS. This Agreement shall continue for the term described in Paragraph 1.19 hereof. Operator shall have the right and option to renew such term for successive periods as set out in Paragraph 1.19 hereof, upon the following terms and conditions:

                  (a) Each renewal term shall be upon the same terms, covenants and conditions as in this Agreement, except as modified in this Article III;

                  (b) The term of this Agreement shall have been renewed for the prior renewal term (if applicable);

                  (c) Operator shall exercise its right to renew the term by written notice to Owner at least six (6) months prior to the expiration of the then existing term.

                                   ARTICLE IV

                               DUTIES OF OPERATOR

         4.1 MANAGEMENT AND OPERATION. During the term of this Agreement, Operator agrees, for and in consideration of the compensation hereinafter provided, to supervise and direct the management and operation of the Project including but not limited to the responsibility for all matters relating to human resources, accounting, management information services support, and facilities evaluation in addition to management oversight, as the independent contractor of Owner, and Owner hereby grants Operator the sole and exclusive right to do so. Without limiting the generality of the foregoing, Owner grants to Operator the sole and exclusive right, and Operator agrees.

         4.2 GENERAL STANDARD. To operate the Project in the same manner as is customary and usual in the operation of comparable facilities, to provide such services as are customarily provided by operators of a golf club and conference center of comparable class and standard consistent with the Project's facilities, and to consult with Owner and keep Owner advised as to all major policy matters affecting the Project; provided, however, that Operator will make no major policy changes not reflected in the Budget without prior written approval of Owner. In this connection, and except as otherwise required by this Agreement, Operator shall have all reasonable discretion in the operation, direction, management and supervision of the Project, including without limitation, labor policies, credit policies (including entering into agreements with credit card organizations), cashiering, terms of admittance food and beverages, purchases of Operating Equipment not to exceed $5,000, maintenance of the Project, repairs to and replacements of Furnishings and Equipment, the institution of such legal proceedings as are necessary in connection with tenants or otherwise in the operation of the Project, all matters relating to employee safety, health and welfare, insurance, benefits and the like, and all phases of advertising, promotion, publicity, marketing and sales strategy relating to the Project.

         4.3 BUDGETS. To submit for Owner's approval, within sixty (60) days, prior to the first day of the succeeding Fiscal Year, a Budget in reasonable detail, including special repairs and maintenance projects and Replacement Expenditures. In conjunction with submittal of the Budget, Owner will review the marketing strategy, major operating assumptions, any proposed changes in physical facilities, and the proposed Replacement Expenditures. These items may not then be changed without the consent of both parties. If Owner and Operator cannot agree upon a budget for the ensuing year, then the last budget submitted by Operator along with written objections of Owner shall be submitted to a mutually acceptable nationally recognized independent firm with expertise in the financial aspects of golf club and conference center operations such as Pannell Kerr Forster ("Consultant"). Consultant shall review the documents and recommend a budget for the ensuring year. The budget so recommended by Consultant shall be considered the Budget under which the Project will be administered. Until such time that a Budget is approved, the prior year's actual revenues and expenses adjusted by a percentage equal to the increase year over year in the U. S. Consumer Price Index. Such Budgets shall, in general, form the basis on which expenditures for the Project shall be made, it being understood and agreed that, subject to the limitations contained in this Agreement, Operator may deviate from such Budgets if in Operator's reasonable judgment a deviation is necessary or desirable for the efficient operation of the Project as a first-class golf club and conference center. Operator makes no guarantee, warranty or representation whatsoever in connection with the Budgets, other than that the Budgets will be prepared in good faith to the best of Operator's ability and will be reasonable estimates of anticipated operations. Operator will notify Owner as soon as reasonably possible of any anticipated or actual significant variance in the budgeted monthly income or expenses for any department, and will provide an explanation of the reason for the variance and measures being taken in response to it. Any variance which exceeds the monthly budgeted total departmental amount for that department by fifteen percent (15%) per individual item or ten percent (10%) aggregate will be deemed significant.
Any expenditures not in the approved budget and exceeding $5,000 or with a term of longer than one year must have written Owner approval.

         4.4 EMPLOYEES. To hire, promote, discharge and supervise the work of the management staff (i.e., general manager, assistant managers and department heads) of the Project and to supervise through said management staff the recruiting, hiring, promoting, discharging and work of all other operating and service employees performing services in or about the Project, all in Project's name. Operator agrees to hire the current Head Golf Professional, Golf Course Superintendent and Chef and to evaluate their performance over ninety (90) days. All Executive Committee Members shall be employees of Operator and all other employees working in or about the Project shall be employees of Operator or its subsidiary. Operator will, in the hiring of the management staff and other operating and service employees of the Project, use or cause said management staff to use reasonable care to select qualified, competent and trustworthy employees. Operator will not enter into any agreement with an employee for an annual base salary in excess of the General Manager's Base Salary without the consent of the Owner. Operator may arrange a bonus plan to be paid to the General Manager and the other members of the Executive Committee as an incentive to maximize the total Income Before Fixed Charges, provided this plan is specific for the Project, and not part of Operator's company-wide bonus, pension or profit plans.

         The General Manager and other Executive Committee Members assigned to the Project shall be employees of Operator and their total aggregate compensation, including salary and related fringe benefits will be expenses of the Project. The term "fringe benefits" will include the items listed in Payroll Taxes and Employee Benefits in the Uniform
System, and will also include the Project's prorata share of costs of any of Operator's company-wide incentive compensation plan, pension or profit plans for employees involved in the Project if required by applicable federal income tax laws. However, Operator will diligently and in good faith attempt to structure its operations so that on-site employee wage and benefit plans will be competitive with other such wages and benefits in the local area for comparable employees and facilities.

         Operator may from time to time find it desirable to assign one or more of its supervisory employees to the Project on a temporary basis. Owner will reimburse Operator for all actual expenses to and from the Project and for all room and board while at the Project for such employees while on Project business, but only if Owner has previously approved the assignment of such employees, which approval will not be unreasonably withheld. If such an employee is filling a vacant position, salary and benefits will be charged to the Project; if such an employee is on an audit or supervisory overview function, salary and benefits will not be charged to the Project.

         Human Resource supervision and benefit administration will be handled by Operator's Home Office personnel with no additional Human Resource fees.

         The Project will participate in Benchmark University Training Programs for its managers. The prorata expense of the training program will be an expense of the Project.

         4.5 CONCESSIONS. To consummate in the name of and for the benefit of Owner, arrangement with concessionaires, licensees, tenants, or other intended users of the facilities of the Project.

         4.6 CONTRACTS. To enter into contracts on behalf of the Owner with prior approval of owner for the furnishing to the Project of electricity, gas, water, steam, telephone, cleaning (including window cleaning where necessary), vermin extermination, boiler maintenance, air conditioning maintenance, and other utilities, services and concessions which are provided in connection with the maintenance and operation of a first-class golf course.

         4.7 SUPPLIES. To purchase all Operating Supplies and other materials and supplies as agent for the Owner. Owner acknowledges that Operator may perform services as a representative of the manufacturer of any of such items in order to secure the benefits of lower costs in connection with purchasing arrangements for Owner.

         4.8 MAINTENANCE. Cause to be made or installed, through a schedule of preventative maintenance and supervisory program, all necessary or desirable repairs, decorations, renewals, revisions, alterations, re-buildings, replacements, additions and improvements in and to the Project; provided, however, that such are included in the Budget or do not exceed Five Thousand Dollars ($5,000) per item. Operator also agrees to cause needed repairs to be recorded and serviced on a priority basis through the use of a work order system.

         4.9 PERMITS. To apply for, obtain and maintain in the name of Owner, if legally permitted, all licenses and permits required of Owner or Operator in connection with the management and operation of the Project. Owner agrees to execute and deliver any and all applications and other documents and to otherwise cooperate to the fullest extent with Operator in applying for, obtaining and maintaining such licenses and permits.

         4.10 COMPLIANCE WITH LAWS. Owner and Operator covenant to each other that throughout the term of this Agreement, they will not take any action which would intentionally violate any statutes, ordinances, laws, rules, regulations, orders and requirements of any federal, state or municipal government and/or appropriate departments, commissions, boards or officers having jurisdiction over the Project or the construction, maintenance or operator thereof. Owner and Operator are to comply with all orders and requirements of the local Board of Fire Underwriters, or any other body which may hereafter exercise similar functions, and any requirements of any agreements concerning financing of the Project (other than the payment of loan monies, taxes or insurance). If Owner shall adequately secure and protect Operator from loss, cost, damage and expense by bond or other means satisfactory to Operator, Owner at its sole expense and without cost to Operator, shall have the right to contest by proper legal proceedings the validity of any such statute, ordinance, law, rule, regulations, order or requirements involving Owner's actions, provided such contest shall not result in the suspension of operations of the Project. Subject to the foregoing, Owner may postpone compliance with any such law, ordinance, order, rule, regulation or requirement to the extent and in the manner provided by law until final determination of any such proceedings.

Owner shall prosecute all such proceedings with all due diligence and dispatch. Notwithstanding the foregoing, if failure to comply promptly with any statute, ordinance, law, rule, regulations, order or requirement would result in the suspension of operations of the Project or would expose Owner or Operator to the imminent danger of criminal liability other than the payment of fines, then in such event Operator may (but shall not be obligated to) cause the same to be compiled with at Owner's expense.

         4.11 CASH ACCOUNTS. As agent for Owner, to deposit in a banking institution or institutions in a segregated account with both Owner and Operator having signatory and withdrawal capacity, in the Project's name all monies furnished by Owner as working capital and all monies received by Operator from the Project's operation or for or on behalf of Owner, and subject to the limitations in this Agreement, to disburse and pay the same on behalf of the Project in such amounts and at such times as the same are required in connection with the ownership, maintenance and operation of the Project:

                           (a) OPERATING COSTS. All costs and expenses of maintaining, operating and supervising the operation of the Project, including, without limitation, the following:

                  (i)      The cost of all purchase of Operating Supplies.

                  (ii) Reimbursement to Operator for salaries, fringe benefits and expenses of Project employees, including the Executive Committee and General Manager.

                  (iii) Out-of-pocket expenses incurred for the account of or in connection with the Project, including reasonable traveling expenses of executives and employees of Operator and its subsidiaries and affiliates.

                  (iv) All expenditures which are of an ordinary nature and which have been covered in the Budget for the then current year, for repairs and maintenance, Furnishings and Equipment for capital improvements.

                  (v) All legal and accounting fees, paid to outside third parties.

                  (vi) The Base Fee, Incentive Fee, and all reimbursements or other payments due to Operator under the provisions of this Agreement.

                  (vii) Cost and expense of utilities, services and concessions at the Project and any and all other expenditures provided for in this Agreement.

                  (viii) Any other charge, item or expense or other item which Owner, in writing, directs to be paid.

                  (ix) Any charges for outside security consultant, approved in operating budget or approved directly by owner.

                  (x) If property is linked to Benchmark's Sales and Catering Operating System and national database, any mutually agreed allocations will be expenses of the property.

         (b) TRANSFER OF FUNDS. At the end of each calendar month, Operator will determine the amount of cash reserves which reasonably need to be retained in the operating account, which cash reserves shall not exceed the projected cash expenditure requirements for operating costs, debt service, taxes, Replacement Expenditures and maintenance for the following calendar month. The balance of funds in the operating account (if any) will then be transferred to one or more accounts designated by Owner, which will be Owner's sole accounts, within fifteen (15) days after the end of such calendar month.

         (c) INTEREST. Interest earned on Project funds will not be considered Project income, but will be Owner's funds and will be used to offset Owner's required working capital contributions (if needed).

         (d) RESOLUTIONS. Owner shall provide all necessary corporate resolutions required in order to open Cash Accounts within a reasonable period of time, not to exceed thirty (30) days from such time as the same are required in connection with the ownership, maintenance and operation of the Project.

         4.12 Owner to be responsible for paying all real estate and personal property taxes and to notify Operator of payments and proper allocations for financial statement preparation.

         4.13 INSURANCE. Owner will take out and maintain at all times during the term of this Agreement, insurance as provided in the Insurance Exhibit B attached hereto and made a part of this Agreement for all purposes. Owner will pay insurance premiums for policies specified in Exhibit B and notify Operator of payments and proper allocations for financial statement preparation.

                  Operator will take out and maintain Worker's Compensation insurance on its employees with limits of $1,000,000. The cost of such insurance shall be an expense of the Project.

                  Operator will take out and maintain a crime policy on its home office employees and its employees at the Project with limits of not less than one million dollars. The cost of such policy will be an expense of the Operator.

                  Operator shall name Owner and Owner shall name Operator as Additional Insured.

         4.14 FINANCIAL STATEMENTS. To deliver or cause to be delivered to Owner statements as follows:

                  (a) MONTHLY. Within fifteen (15) days after the end of each calendar month, Operator shall deliver or cause to be delivered to Owner a complete financial statement, including but not limited to balance sheet and statement of earnings before income taxes showing the results of operation of the Project for that calendar month and the cumulative results of operation for the Fiscal Year to date, and having annexed thereto a computation of the management fee for such month and the Fiscal Year to date. Such statement and computation shall be prepared by the Operator's Home Office and taken and made from the books of account of the Project. In addition to the monthly statement, Operator shall provide to Owner the Project's check registers, accounts payable and accounts receivable, detailed ledgers and bank reconciliations. Operator's Senior Vice President, Financial Operations shall warrant these monthly statements to fairly present the Project's operation results provided that such warrant may be subject to future changes resulting from year-end audit adjustments.

                  (b) NINETY-DAY FORECAST. Simultaneously, with the presentation of the monthly financial statement; but no later than five (5) days prior to the commencement of the first month of the ninety (90) day forecast period, Operator shall present and review with Owner a ninety (90) day forecast. Such forecast shall project revenues and expenses for the next ninety (90) day period as well as cash needs or surpluses during the ninety (90) day period.

                  (c) ANNUAL. Within thirty (30) days after the end of each Fiscal Year,

Operator will deliver or cause to be delivered to Owner a balance sheet and related statements of earnings before income taxes, and changes in Owner's equity and financial position for the year then ended. If required and at the expense of the project, these financial statements may be audited by independent public accountants recognized in the club management field, approved by both Owner and Operator and retained by Owner. In addition, the computation of the Base Fees and Incentive Fees, shall be included in the footnotes to the audited financial statements and shall be included within the scope of the independent auditor's examination.

         The preparation of financial statements, payment of accounts payable and maintenance of accounting records by Operator are included in the Base Fee and no additional accounting fees will be paid to Operator.

         4.15 LEGAL MATTERS. To institute, in its own name or in the name of Owner, and at the Project's expense, any and all legal actions or proceedings to collect charges, rent or other income for the Project or to oust or dispossess guests, tenants or other persons in possession therefrom, or to cancel or terminate any lease, license or concessions agreement for the breach thereof or default thereunder by the tenant, licensee or concessionaire; provided, however, that Operator shall not institute any legal actions or proceedings to oust or dispossess tenants or other persons in possession thereunder, or cancel or terminate any lease, license or concession agreement involving in excess of Five Thousand Dollars ($5,000), or having a then unexpired term of one (1) year or more, without prior consent of Owner.

                                    ARTICLE V

                                      FEES

         5.1 PAYMENT. As compensation for the services to be rendered by Operator during the term of this Agreement, Owner authorizes Operator to pay its base fee monthly from the authorized Cash Accounts specified in Section 4.11.Atime specified in Section 1.8, Incentive Fees, derived from the Project in each Fiscal Year, or portion thereof if applicable shall be paid by Owner.

         5.2 ADJUSTMENTS. If, based on the audited yearly financial statements, the aggregate installments of the management fee paid in any Fiscal Year shall be more or less than the total annual management fee due for the Fiscal Year, Operator, or Owner, as the case may be, shall pay to the other the amount of such overpayment or underpayment within thirty (30) days after the date of the Auditor's report on the year-end financial statements.

                                   ARTICLE VI

                     GENERAL COVENANTS OF OWNER AND OPERATOR

         6.1 BOOKS AND RECORDS. Operator shall supervise and direct the keeping of, full and adequate books of account and such other records reflecting the results of the operation of the Project. Such books and records shall be kept in all material respects in accordance with the Uniform System of Accounts and according to GAAP. Operator will establish an internal control program designed to stay abreast of all operational responsibilities and to provide constructive development of such responsibilities.

         6.2 WORKING CAPITAL. Owner will, upon the commencement of this Agreement and thereafter, provide One Hundred Thousand Dollars ($100,000) in funds required for the uninterrupted and efficient operation and maintenance of the Project in accordance with the previously approved Budget and sound cash management. If, at any time during the term of this Agreement, the funds available from Project operations for the payment of all financial requirements of the Project, including any of the fees and the costs and expenses specified in Paragraph 4.11, 5.1 are insufficient to pay the same as they become due and payable, Owner shall make deposits of funds into the Project's bank accounts sufficient to make the payments. To implement this obligation, Owner agrees to establish and maintain, at its sole cost and expense, a financing program for the Project to ensure that sufficient funds exist at all times to meet all financial requirements of the Project. To the extent that Owner fails to establish and maintain such a financing program, and fees earned and expenses incurred by Operator are unpaid and outstanding, the fees and expenses shall accrue interest at the annual rate of the lesser of one and one-half percent (1.5%) over the prime lending rate of Bank One (Houston) computed on the first day of each month or the maximum interest rate allowable unable applicable law. A similar rate of interest shall be paid by Owner to Operator on any advances Operator may elect, without obligation, to make on Owner's behalf in payment of any obligations of Owner to third parties or Operator.

         6.3 OPERATING EXPENSES. Operator will pay for the costs and expenses of maintaining and operating the Project from funds in the operating account, as supplemented by Owner's working capital contributions provided pursuant to Paragraph 6.2.

         6.4 OWNER'S RIGHTS OF INSPECTION AND REVIEW. Operator shall accord to Owner, its accountants, attorneys and agents, the right to enter upon any part of the Project during normal business hours and upon prior reasonable notice to the Project's general manager during the term of this Agreement for the purpose of examining or inspecting the same or examining or making extracts of books and records of the Project or for any other purpose which Owner, in its discretion, shall deem necessary or advisable, but the same shall be done with as little disruption to the business of the Project as possible. Books and records of the Project shall be kept at the Project or such other place as the parties may hereafter agree. In all cases, prior reasonable notice and proper identification must be given to management in charge of the Project before inspection or review is granted.

         6.5 REPLACEMENT EXPENDITURES. Funds for Replacement Expenditures shall be provided by Owner as reasonably required, but not to exceed those specified in that year's Budget. These funds will be used for making capitalized replacements, substitutions and additions to the Furnishing and Equipment of the Project in accordance with the Budget. Any expenditure for replacement, substitution of or addition to Furnishings and Equipment during each Fiscal Year may be made by Operator in accordance with the Budget up to the cumulative total of Replacement Expenditures specified in the applicable Budget. Any Replacement Expenditure of five percent (5%) or more in excess of the budgeted amount shall be subject to Owner's discretionary approval. If the Project's Total Income Before Fixed Charges differs from that projected by the Budget, Owner and Operator will revise the budgeted Replacement Expenditures as appropriate to reflect such change on a quarterly basis. Upon termination of this Agreement, the remaining balance of any Replacement Expenditure funds advanced by Owner shall be returned to Owner.

         6.6      INDEMNIFICATION OF OPERATOR.

                  (a) Operator, its agents and employees, shall not be liable to Owner or to any other person for any omission, negligent, tortuous or otherwise, of any agent or employee of Owner or Operator in the performance of this Agreement, except this provision will not apply to any such liability arising from any fraud, willful misconduct or negligence or intentional acts of Operator, its employees or agents. Owner hereby agrees to indemnify and hold harmless Operator, its agents and employees from and against any such liability, loss, damage, cost or expense (including attorneys' fees) by reason of any such act or omission which is covered by the preceding sentence.

                  (b) Owner, its agents and employees, shall not be liable to Operator or to any other person for any omission, negligent, tortuous or otherwise, of any agent or employee of Owner or Operator in the performance of this Agreement, except this provision will not apply to any such liability arising from any fraud, willful misconduct or negligence or intentional acts of Owner, its employees or agents. Operator hereby agrees to indemnify and hold harmless Owner, its agents and employees from and against any such liability, loss, damage, cost or expense (including attorneys' fees) by reason of any such act or omission which is covered by the preceding sentence.

         6.7 EMPLOYMENT OF EXECUTIVE COMMITTEE MEMBERS. If any of the Executive Committee Members of the Project or other off-site executive employees of Operator or any of its affiliated entities leave the employment of Operator or the affiliate involved for any reason, including termination by Operator, Owner will not hire or cause to be hired such Executive Committee Members or other employees in any capacity for at least two (2) years following such termination of employment with Operator, without prior written consent of Operator. This restriction will not apply to Executive Committee Members if Operator elects not to renew this Agreement for any additional terms permitted hereunder.

         6.8 MAJOR CONTRACTS. Any expenditure, concession, contract or agreement made by Operator under this Agreement which has a term (including renewal options) longer than one (1) year, or involves a total expenditure in excess of Five Thousand Dollars ($5,000), is called a "Major Contract" and must have Owner's prior approval. Unless otherwise provided for herein, or Owner otherwise consents, Major Contracts will be in Owner's name.

         6.9 APPEALS. Unless otherwise directed by Owner, Operator may (but shall not be obligated to) take, at the Project's expense, any appropriate steps to protest and/or litigate to final decision in any appropriate court or forum any violation, order, rule or regulation affecting the Project. Any counsel to be engaged under this paragraph or Paragraph 4.14 above shall be mutually approved by Owner and Operator.

                                   ARTICLE VII

                                   TRADE NAME

         7.1 USE. The trademarks and service marks of both Owner and Operator may be used in connection with the operation of the Project but only with the party involved's prior consent of the proposed use. It is expressly agreed that neither party will, by virtue of the operations under this Agreement, acquire any right to any trademark or service mark of the other party. Each party agrees to cooperate with the other party by all reasonable means in the protection of its trademarks and service marks.

         7.2 RESTRICTION. Anything contained in this Article VII to the contrary notwithstanding, upon the expiration or earlier termination of this Agreement, Owner shall have the right to use, in connection with the operation of the Project, any and all items of Operating Equipment and Operating Supplies then on hand bearing the trademarks or service marks of Operator but shall not reorder any such items; and thereafter Owner shall not use any trademark or service marks of Operator for any purpose. It is expressly provided, however, that Operator may, at its expense, replace any such items with supplies of comparable quality at its expense, and from and after such replacement Owner shall have no right to use such items bearing Operator's trademarks or service marks. Any merchandise in the golf shop utilizing the Benchmark Golf logo must first receive Owner's approval.

                                  ARTICLE VIII

                                    TRANSFERS

         8.1 TRANSFERS BY OPERATOR. Operator may not sell or transfer any of its interests in this Agreement without Owner's prior written consent. This restriction shall not apply to transfers to entities in which the Operator or Benchmark Hospitality, Inc., has at least fifty-one percent (51%) ownership interest and which the Operator controls.

         8.2      TRANSFERS BY OWNER.

                  (a) RESTRICTIONS. If Owner sells, transfers or leases either the Project or its interest in this Agreement and it is not due to:

                            (i) any transfer or restructuring by Owner, so long
                  as Owner retains control over the entity owning the Project and remains obligated to make the contributions of working capital required by this Agreement; or

                           (ii) any transfer or restructuring made pursuant to
                  bona fide financing or refinancing of the Project;

         either party hereto will then have the right to terminate this Agreement. Termination will be effective sixty (60) days after Operator and/or Owner has received the notice of termination. Upon termination pursuant to this Paragraph 8.2(a), Owner will pay Operator a termination payment as defined in Paragraph 9.4.

         8.3 EFFECT OF TRANSFER. This Agreement will inure to the benefit of, and be binding upon, any permitted successors and assigns of the parties. No transfer or assignment will relieve the transferring party of its obligations hereunder.

                                   ARTICLE IX

                                   TERMINATION

         9.1      BY OWNER.  Owner may terminate this Agreement if:

                  (a) BANKRUPTCY. Operator shall apply for or consent to the appointment of a receiver, trustee or liquidator of Operator or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Operator in any bankruptcy, reorganization or insolvency proceedings, or if an order, judgement or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Operator bankrupt or insolvent or approving a petition seeking reorganization of Operator or appointing a receiver, trustee or liquidator of Operator or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days; or

                  (b) DEFAULT. Operator shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Operator and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Operator, or if such default cannot be cured within thirty (30) days, then such additional period as shall be reasonable, provided that Operator has proceeded to cure such default.

                  (c) FAILURE TO MEET PERFORMANCE STANDARD. If for any two consecutive fiscal years beginning with the calendar year 2000, during the term of this Agreement, Income Before Fixed Expenses is less than eighty percent (80%) of the Owner approved budgeted amount ("The Performance Standard"), Owner may elect to terminate this Agreement by notice given to the Operator within sixty (60) days after receipt of the necessary financial information from the Operator, which termination shall be effective not less than sixty (60) days nor more than ninety (90) days after the giving of such notice. If the Owner does not deliver to Operator the notice provided for herein and within the period provided, Owner shall be deemed to have waived its rights under this section with respect to such fiscal year. Owner's election to terminate under this Paragraph 9.1(c) shall be null and void when Income Before Fixed Expenses does not meet the Performance Standard if the Operator is able to show (i) that the operations of comparable facilities in the local metropolitan area suffered similar loses in Income Before Fixed Charges by reason of unfavorable economic climate (comparable statistics are to be furnished by Pannell Kerr Forster (PKF) or another recognized industry expert, as agreed upon, in the event PKF no longer provides such services), or (ii) that failure to meet the Performance Standard was because Owner failed to advance working capital funds to the extent required by this Agreement. In measuring a performance standard of the operational comparison with other operators, reference shall be made to rates of percentage change rather than absolute dollar amounts. Comparable and competing properties will be agreed between Owner and Operator prior to the commencement of each year to which this standard may apply. In the event that there is disagreement regarding the preceding, PKF or another recognized industry expert will be engaged (the cost of which will be borne by the losing party) to arbitrate. Its decision will be final. Notwithstanding the foregoing, should Income Before Fixed Expenses not meet the Performance Standard for any fiscal year the Operator may, at its option, contribute the difference from its separate funds and thereupon the required level of performance shall be deemed achieved for such fiscal year.

                  (d) COMPETITIVE FACILITIES. If during the term of this Agreement, Operator contracts to operate or manage a comparable golf club and conference center that provides services consistent with the Projects that is located within twenty-five miles of the Project in any direction without Owner's written approval.

9.2      BY OPERATOR.  Operator may terminate this Agreement if:

                  (a) DEFAULT. Owner shall fail to keep, observe or perform any covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and such default shall continue for a period of thirty (30) days after notice thereof by Operator to Owner, or if such default cannot be cured within thirty (30) days, then such additional period as shall be reasonable, provided that Owner has proceeded to cure such default.

                  (b) CASUALTY. The Project or any portion thereof shall be materially damaged by fire or other casualty and if Owner fails to repair, restore, rebuild or replace any such damage or destruction within one hundred twenty (120) days after such fire or other casualty, or shall fail to complete such work diligently.

                  (c) BANKRUPTCY. Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against Owner in any bankruptcy, reorganization or insolvency proceeding, or if any order, judgment or decree shall be entered by any court of competent jurisdiction on the application of a creditor adjudicating Owner bankrupt or insolvent or approving a petition seeking reorganization of Owner or appointing a receiver, trustee or liquidator of Owner or of all or a substantial part of the assets of Owner and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

         9.3      PROCEDURE.

                  (a) GENERALLY. Termination shall be by written notice from the party entitled to terminate which will specify the effective date of termination, which will not be less than sixty (60) or more than ninety (90) days after the notice is delivered, ("Termination Date"). On the date of termination, Operator will transfer to Owner all funds, accounts, deposits, receivables, Operating Supplies, equipment, reservations, contracts, information concerning prospective customers and other items or things of any kind under its control or supervision pertaining to the operation and management of the Project and will fully disclose to Owner any information Operator may have concerning operation or management of the Project which had not previously been made available to Owner. In addition, Owner will have the option to employ any on-site staff of Operator (excluding members of the Executive Committee), effective as of termination. As promptly as possible after termination, Operator will deliver to Owner audited financial statements for the Project up to the date of termination. The auditor's costs for preparing these statements will be paid by Owner. If Operator terminates this Agreement pursuant to Paragraph 9.2, Owner will pay Operator a reasonable termination fee to cover relocation expenses of Operator's full-time on-site employees, but in no event will this fee be greater than one (1) month's regular salary for each such employee who has not been employed by Owner after termination pursuant to this Paragraph 9.3.

                  (b) EFFECT OF TERMINATION. All obligations of the parties under this Agreement shall automatically terminate on the effective date of the Termination Date, except as other explicitly provided for hereunder, and except for any such obligations which have accrued or arose prior to Termination Date.

         9.4 TERMINATION PAYMENTS. If, during the initial term of this Agreement, Operator terminates this Agreement pursuant to Paragraphs 8.2(a) or 9.2(a), Owner shall pay Operator a termination payment equal two times the Base and Incentive Fees earned by Operator during the preceding twelve (12) month period, or in the event a twelve (12) month period has not been completed, based upon the agreed upon Budget for the next twelve (12) month period ("Termination Payment") and thereafter, the Termination Payment shall be one (1) times Base and Incentive Fees.

         Termination payments are considered full liquidated damages with no right or cause of action on the part of the Operator. In addition, Owner shall pay a reasonable fee to cover relocation expenses of Operator's full-time on-site employees, but in no event will this relocation fee be greater than one (1) month's regular salary for each such employee who has not been employed by Owner after termination. If this Agreement is terminated pursuant to Paragraph 9.1(a), 9.1(b). 9.1(c) or 9.1(d) there are no termination payments or fees due Operator pursuant to this paragraph.

         9.5 PAST DUE FEES. Except as specifically provided herein all fees payable under Paragraph 9.4 are in addition to any past due fees payable to Operator under other portions of this Agreement.

                                    ARTICLE X

                                  CONDEMNATION

         10.1 TOTAL. If the whole of the Project shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in Operator's reasonable opinion, to use the remaining portion as a golf club and conference center of the type and class immediately preceding such taking or condemnation, then in either of such events the Term of this Agreement shall cease and terminate as of the date on which Owner shall be required to surrender possession of the Project as a consequence of such taking or condemnation, and Operator shall be paid any damages awarded in condemnation to the extent any award for such taking or condemnation includes compensation to Operator for any loss of income resulting from such taking or condemnation. If the award contains no express award to the Operator, then any such award for loss of income shall be fairly and equitably apportioned between Owner and Operator so as to compensate Operator for any such loss of income that it would have derived from its management fee for the longer of the remainder of the then current term of this Agreement (excluding renewal options) or two (2) years. Operator shall continue to supervise and direct the management and operation of the Project until such time as Owner shall be required to surrender possession of the Project as a consequence of such taking or condemnation.

         10.2 PARTIAL. If only a part of the Project shall be taken or condemned and the taking or condemnation of such part does not make it unreasonable or imprudent, in Operator's reasonable opinion, to operate the remainder as a golf club and conference center of the same type and class as immediately preceding such taking or condemnation, this Agreement shall not terminate. In such event, the entire award shall belong to Owner, but out of the award to Owner, so much thereof as shall be reasonably necessary to repair any damage to the Project, or any part thereof, or to alter or modify the Project, or any part thereof, so as to render the Project a complete and satisfactory architectural unit as a golf club and conference center of the same type and class as immediately preceding the taking or condemnation, shall be used for that purpose.

                                   ARTICLE XI

                                     NOTICES

         11.1 GENERAL. Any approvals, consents or notices by either party to the other shall be in writing and shall be given and be deemed to have been duly given if either delivered personally or five (5) days after having been mailed in a registered or certified postpaid envelope addressed as set forth below, or, if the address for the notice of either party shall be duly changed as hereinafter provided, delivered or mailed as aforesaid to such party at such changed address. Either party may at any time change the person or address for notice to such party by the delivery or mailing as aforesaid of a notice stating the change and setting forth the changed address. Notices shall be addressed as follows:

         If to Owner, to the attention of:

                  Jim Carpenter
                  President
                  Rampart Properties Corporation
                  700 Louisiana, Suite 2550

                  Houston, Texas  77002

         If to Operator, to the attention of:
                  Burt Cabanas
                  Chairman & Chief Executive Officer
                  BMC-The Benchmark Management Company
                  2170 Buckthorne Place, Suite 400
                  The Woodlands, Texas  77380

         11.2 APPROVALS. If any approvals or consents are required by this Agreement, they will be given within the time period specified, or if none is required, within thirty (30) days. Failure to either approve or deny within the required time will be deemed approval.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 NO PARTNERSHIP OR JOINT VENTURE. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner, its successors or assigns, on the one part, and Operator, its successors or assigns, on the other part.

         12.2 AGREEMENT NOT AN INTEREST IN REAL PROPERTY; SUBJECT AND SUBORDINATE. This Agreement shall not be deemed at any time to be an interest in real estate or a lien of any nature against the Project or the land on which it is erected. This Agreement shall at all times be subject and subordinate to all mortgages on the Project or the land on which is erected which may now or hereafter be outstanding, to all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee. However, Owner and Operator shall execute promptly any certificate or other document that any mortgagee may request as to the subordination of this Agreement.

         12.3 NON-COMPETE. Operator agrees that during the term of this Agreement, it will not operate or manage a comparable golf club and conference center that provides services consistent with the Projects and is located within twenty-five miles of the Project in any direction without Owner's written approval.

                  Operator and Owner acknowledge that Redstone Capital, Operator's capital partner, is attempting to purchase the El Dorado Golf Club. If Redstone is successful in its attempt to purchase El Dorado and either Operator or Owner determine this to be in direct competition with the Newport Golf Club and Conference Center, either may terminate this Management Agreement with written notice. This shall also apply to any golf club or conference center owned by Redstone and managed by Benchmark.

         12.4 FORCE MAJEURE. Except for failure to pay any sums required by this Agreement, neither party hereto shall be in default for failure to perform any of its obligations pursuant to this Agreement if and to the extent that it can establish that such failure was occasioned by any circumstances which were beyond its control and which by the exercise of due diligence and foresight it could have not prevented or overcome.

         12.5 MODIFICATION AND CHANGES. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

         12.6 UNDERSTANDINGS AND AGREEMENTS. This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Operator's management of the Project. Operator makes no guarantee, warranty or representation that there will be profits or that there will not be losses from the operation of the Project, but does warrant that any financial or other projections or forecasts it may deliver to Owner will be reasonable and made in good faith and to the best of its ability.

         12.7 HEADINGS. The article and paragraph headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent or any provision of this Agreement.

         12.8 COSTS OF ENFORCEMENT. In any action to enforce this Agreement, collect damages as a result of a breach of its provisions, or to collect any indemnity provided for herein, the prevailing party shall also be entitled to collect all its costs in such action, including the costs of investigation, settlement, expert witnesses and reasonable attorneys' fees, together with all additional costs incurred in enforcing or collecting any judgment rendered.

         12.9 GOVERNING LAW. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement, all as of the day and year first above written.

                                    OWNER

                                    RAMPART PROPERTIES CORPORATION

                                    By: /s/ J. H. CARPENTER
                                        -------------------------------
                                            J. H. Carpenter
                                            President

                                    OPERATOR

                                    BMC-THE BENCHMARK MANAGEMENT COMPANY

                                    By:     /s/ R. DENNIS BLYSHAK
                                        --------------------------------
                                            R. Dennis Blyshak
                                            Senior Vice President

                              EXHIBIT "A" INSURANCE

Several pages of mete and bounds legal description of the Newport Golf Club and Conference Center.

                                          EXHIBIT "B" INSURANCE

INSURANCE. Owner shall carry or cause to be carried, at its expense, insurance with responsible and reputable companies in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same area and which will be consistent with all lenders' requirements. Such insurance shall include, but not be limited to:

         a. All Risk Property insurance coverage including boiler and machinery and sprinkler leakage insurance on all facilities and all improvements thereto and contents therein in an amount of not less than the full replacement value.

         b. Business Interruption and/or Rental insurance providing coverage on all facilities for loss of income resulting from the shutdown arising from a peril usually insured under a standard all risk policy form. Such coverage shall be for a period of one (1) year or the estimated time to rebuild the facilities in a diligent manner following the loss, whichever is greater.

         c. General Liability insurance coverage providing third party bodily injury and property damage coverage with endorsements provided for contractual liability, owners protective liability, liquor liability and completed operations/products liability coverage.

         d. Automobile Liability insurance providing third party bodily injury and property damage coverage for losses arising from the ownership, operation or use of an owned, non-owned or hired vehicle.

         e. Umbrella Liability coverage providing limits of liability protection in an amount of not less than Ten Million Dollars ($10,000,000) per occurrence excess of the limits provided under (a), (d) and (e) above.

Operator shall carry or cause to be carried insurance with responsible and reputable companies in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same area and which will be consistent with all lenders' requirements. Such insurance shall include, but not be limited to:

         a. Workers Compensation and Employers Liability coverage (in accordance with all state and federal laws) on all employees of Operator employed at the Project with limits of coverage for workers compensation based on the statutory benefits established within the State of Texas and Employers Liability limits of not less than One Million Dollars ($1,000,000) as a Project expense.

         b. Crime policy to cover Operator's employees at the Project and at Operator's Home Office with limits of coverage not less than One Million Dollars at Operator's expense.

All such insurance shall name Owner, Operator and any Contractors so designated by Owner or Operator that are employed in performance of this Contract as additional insureds. Owner shall cause all insurance carried by the construction contractor and any subcontractors employed by the construction contractor to contain a waiver of subrogation in favor of Owner and Operator. Owner shall furnish Operator with certificates of insurance or at the written request of Operator, copies of insurance policies relative thereto. Such policies shall not be cancelable or subject to modification without at least sixty (60) days' written notice to Owner. This insurance will be coordinated with any other insurance required by lenders, contractors or others to avoid duplication or excessive costs. Any deductibles on insurance policies maintained by Owner shall be for the account of the Owner. All insurance coverages carried will be with the mutual agreement of Owner and Operator.